Exhibit 10.3

         NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO THE
                     SOUTH CAROLINA UNIFORM ARBITRATION ACT


               NONCOMPETITION, SEVERANCE AND EMPLOYMENT AGREEMENT
                                     BETWEEN
                   CAROLINA FIRST CORPORATION AND JOHN DUBOSE


         This Noncompetition, Severance and Employment Agreement (this "Agreement") is made and entered into as of this 5th day of October , 1999, (the "Effective Date") by and between John DuBose, an individual (the "Executive"), and Carolina First Corporation, a South Carolina corporation and financial institution holding company headquartered in Greenville, South Carolina (the "Company"). As used herein, the term "Company" shall include the Company and any and all of its affiliates where the context so applies.

                               W I T N E S S E T H

         WHEREAS the Company is engaged in the business of banking primarily in the State of South Carolina (the "Business");

         WHEREAS the Company desires to employ and retain the services of the Executive in the capacity of Executive Vice President, and the Executive desires to provide his personal services to the Company;

         WHEREAS the Company provides for incentive compensation payments to be made to the executive officers of the Company (including the Executive) through a Long Term Incentive Compensation Plan (the "Incentive Compensation Plan");

         WHEREAS the terms of this Agreement are intended to be consistent with the objectives of the Incentive Compensation Plan;

         WHEREAS the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as an Executive Vice President of the Company having such duties and responsibilities as are set forth in Section 3 below.

         2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

"CHANGE IN CONTROL" shall mean:

                  (i) the acquisition, directly or indirectly, by any Person (other than (A) any employee plan established by any "Corporation" [which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Internal Revenue Code of 1986, as amended], (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

                  (ii) during any period of up to two consecutive years (not including any period prior to the Effective Date) individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;

                  (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or



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                  (iv) the stockholders of the Company approve a plan of
         complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  (v) the occurrence of any other event or circumstance which is not covered by (i) through (iv) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

                  For purposes of this definition of Change in Control, there shall be a Change in Control in the event of any of the above changes related to the parent corporation of the Company.

"CAUSE" SHALL MEAN:

                 (i) IN THE ABSENCE OF A CHANGE IN CONTROL, (a) fraud; or (b) embezzlement; or (c) conviction of the Executive of any felony; or (d) a material breach of, or the wilful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement; or (e) any act of moral turpitude or wilful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the Business or reputation of the Company or any of its affiliates (such determination to be made by the Board of Directors in its reasonable judgment); or (f) intentional material damage to the property or Business of the Company; or (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

                 (ii) IN THE EVENT OF A CHANGE IN CONTROL, (a) the willful and continued failure of the Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) or (b) willful misconduct materially and demonstrably injurious to the Company, in each case, as determined in the reasonable discretion of the Board of Directors.



Notwithstanding the above, the Executive may be terminated for cause only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his


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

counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of Directors of the Company at a meeting of the Board called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination.

No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, shall not be considered by the Board of Directors to be a failure to perform or misconduct by the Executive.

"DISABILITY" or "DISABLED" shall mean the Executive's inability as a result of any physical or mental incapacity due to injury or sickness to perform each of his material duties for the Company on a full-time basis for a period of six (6) months with or without reasonable accommodation.

"EMPLOYMENT PERIOD" shall mean, in the event of a Change in Control, the period commencing on the effective date for the Change in Control and ending upon the last day of the month in which occurs the second anniversary of the effective date for the Change in Control. The preceding is not intended to create any substantive obligations, duties or rights in addition to or independent of those set forth elsewhere in this Agreement but is intended to express the current good faith intentions of the Company and the Executive with respect to continuing the employment relationship after a Change in Control.

"GOOD REASON" shall mean the Executive shall have the right to terminate his employment under this Agreement for Good Reason (as hereafter defined) upon prior written notice to the Company, and receive the payments and benefits set forth in Section 5.1.2 in which case this Agreement shall terminate on the date specified in such notice; provided the date of termination specified in the notice shall be at least thirty (30) days after the delivery of the notice. The term "Good Reason" shall mean:

                  (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities as contemplated by Section 3 of this Agreement, including any duties inconsistent in any material respect with the Executive's position, authority, duties or responsibilities with the Company as an Executive Vice President or any action by the Company which results in a material diminishment in such position, authority, duties or responsibilities as in effect immediately before the Change in Control. For purposes of this Section, any good faith determination by the Executive that any event set forth in this clause (i) has occurred above shall be conclusive; or



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


                  (ii) a change in the terms or status (including the rolling one-year termination date) of this Agreement; or

                  (iii) a substantial reduction in the Executive's compensation or benefits; or

                  (iv) any requirement that the Executive maintain his principal office other than at the Company's South Carolina facilities at either 1225 Lady Street, Columbia, or the Company's technology center in Lexington, or spend substantially all of his business time other than in the aforementioned facilities or their environs such that it would be reasonably expected that the Executive would need to relocate from the Columbia metropolitan area; or

                  (v) a significant increase in the Executive's travel requirements.

                  (vi) the determination by the Executive, in his sole discretion, that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authority and responsibilities attached to his position and contemplated by Section 3.

"PERSON" shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

"PROTECTED INFORMATION" shall mean trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials, owned, developed, or possessed by the Company or any of its subsidiaries or affiliates, whether tangible or intangible form, pertaining to the Business of the Company or the Business of any of its subsidiaries or affiliates, including without limitation, research and development operations, systems, data bases, computer programs, computer software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, technical or non-technical data, programs, methods, techniques, processes, office machinery, contracts, financial data, financial plans, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality; provided, however, that Protected Information shall not include information that is generally known to the public or the trade. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protected at law or in equity as a trade secret. Protected Information does not include protected business information which does not


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


constitute a trade secret under applicable law two years after expiration or termination of this Agreement.


"VOLUNTARY TERMINATION" shall mean the termination by Executive of Executive's employment following a Change in Control which is not for Good Reason as defined above.

         3.       Duties.

                  3.1 During the term hereof, the Executive shall serve on a full-time basis as an Executive Vice President of the Company. In the Executive's capacity as an Executive Vice President of the Company, he shall have the authority and management responsibility as is typical of an Executive Vice President of a company such as this Company, including, without limitation, those specified in the Company's Bylaws. In addition, the Executive shall have such more specific responsibilities or duties for the Business, consistent with the Executive's position as an Executive Vice President as may be reasonably determined and assigned to the Executive from time-to-time by or upon the authority of the Board of Directors, or the Chief Executive Officer of the Company. The Executive shall serve the Company faithfully and to the best of his ability, devoting substantially all of his business time, attention, knowledge, energy and skills to the diligent performance of his duties, except for that time and attention that, consistent with the practices of other senior executive officers similarly situated, the Executive may devote to civic or community affairs, other business matters that do not interfere in any material respect with the performance by the Executive of services required to be performed by him hereunder, or time devoted to serving as a director of other companies. If elected, the Executive also shall serve during any part of the Term of this Agreement as any other officer or a director of the Company or any subsidiary corporation or parent corporation of the Company without any additional compensation therefor. Executive agrees that during the Term of this Agreement he will devote his full time, attention and energies to the diligent performance of his duties. Company agrees that Executive will be included in and covered by its standard directors and officers liability insurance coverage.

                  3.2 Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the Business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board of Directors of the Company may in good faith consider to interfere with Executive's performance of his duties hereunder. Notwithstanding the foregoing, Company acknowledges and agrees that Executive's investment and regular participation in the real estate venture known as Osprey Development, Inc., will not be considered to violate this Section 3.2.


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

         4. Term. The parties acknowledge that Executive has provided services to the Company and received remuneration for such services from the Company before the commencement date of this Agreement. Unless earlier terminated as provided herein, the Executive's employment hereunder shall be for a rolling term of one year (the "Term") commencing on September 30, 1999. This Agreement shall be deemed to extend each day for an additional day automatically and without any action on behalf of either party hereto; provided, however, that either party may, by notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be the one-year period following the date of such notice, and this Agreement shall terminate upon the expiration of such Term.

         5.       Termination.  This Agreement may be terminated as follows:

                  5.1 The Company. The Company shall have the right to terminate Executive's employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled and unable to perform the essential duties of his position with or without reasonable accommodation, (iii) upon the Executive's death.

                           5.1.1 If the Company terminates Executive's
employment under this Agreement pursuant to clauses (i) through (iii) of
Section 5.1. the Company's obligations hereunder shall cease as of the date of termination; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in Section 5.2.1 below.

                           5.1.2 If the Company terminates Executive other than
pursuant to clauses (i) through (iii) of Section 5.1 and there has been a Change in Control within the prior twelve (12) months, within 30 days following the termination date, Executive shall be entitled to receive in a lump sum as severance upon such termination the payments and benefits listed and described below (the "Termination Payments"):

                           (i) the Executive's base salary and all other
                  benefits due him through the termination date, less applicable withholding taxes and other authorized payroll deductions;

                           (ii) the amount equal to the highest annual bonus
                  paid or payable to the Executive in any of the previous three
                  (3) fiscal years prior to the fiscal year in which termination occurs, reduced pro rata for the portion of the fiscal year not completed as of the end of the month in which termination occurs; provided, however, that if the Executive has deferred his award for such year, the payment due the Executive under this paragraph (ii) shall be paid in accordance with the terms of the deferral; and

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

                           (iii) a lump sum severance allowance in an amount
                  which is equal to the sum of the amounts determined in accordance with the following subparagraphs (a) and (b):

                                    (a) twice his annual  base salary at the
                           rate in effect immediately prior to termination; and

                                    (b) twice an amount equivalent to the
                           highest amount of the annual incentive compensation, including annual bonus, received or deferred by the Executive for the three (3) fiscal years immediately prior to the fiscal year in which termination occurs. If the Executive has not been entitled to a bonus for any of such 3 years, his annual bonus will be at least equal to his target bonus to be used for purposes of the calculation in this Section for the year in which the employment period commences.

                           (iv) the Company shall pay, distribute, and otherwise
                  provide to the Executive the amount and value of his entire plan account and interest under any investment plan or stock plans, and all employer contributions made or payable to any such plans for his account prior to the end of the month in which termination occurs shall be deemed vested and payable to him. Such payment or distribution shall be in accordance with the elections made by the Executive in respect of distributions in accordance with the plan as if the Executive's employment in the Company terminated at the end of the month in which termination occurs. Any such election made by the Executive is by this reference incorporated into this Agreement with the same force and effect as if fully set herein and shall be made on such forms or instruments as may be adopted and made available from time to time to the Executive under the plan(s) in which he participates.

                           (v) during a period of one year, the Company shall
                  pay the Executive pursuant to the terms of any long-term incentive performance plan in which he was participating at the time of termination as if he continued to be a participant in the plan during that period, and if pursuant to the terms of such plan no distributions therefrom become vested until after the expiration of the Term of employment, then whenever distributions thereunder become vested, the Company shall pay the Executive the amount or other distribution to which he would have been entitled had his participation in the plan continued until the time distributions become vested and are made pursuant to the plan.

                           (vi) for a period of one year from the date of
                  termination, the Executive shall continue to be deemed and treated as if he were an eligible employee under the provisions of all stock option, stock appreciation right, restricted stock, and other incentive compensation plans of the Company under which he held options or awards, or in which he participated at the time of termination, and he may


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

                  exercise options and rights as a fully vested shareholder, and shall receive payments and distributions accordingly.

                           (vii) for a period of two years from the date of
                  termination, the Executive shall continue to participate in and be entitled to all benefits and credited service for benefits under the benefit plans, programs and arrangements described in Section 6.7 as if he remained employed by the Company at the compensation levels referred to in this Section during such period, exclusive however of disability benefits. Contributions and deductions for investment and stock plans by the Company cease as of the last date worked.

                           (viii) upon the expiration of the period of one year
                  from the date of termination, the Executive shall be deemed to have retired from the Company and he shall be entitled at that time, or at such later time as he may elect in order to avoid or minimize any applicable early pension reduction provision, to commence to receive the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit.

                           (ix) if termination occurs after a reduction (which
                  reduction occurs after the effective date of a Change in Control) in all or any part of the Executive's total compensation or benefits, the monthly severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction.

                           (x) if any provision of this Section cannot, in whole
                  or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because he has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to the Executive, his dependents, beneficiaries and estate. Such payments shall be made by the Company in a lump sum within sixty (60) days of the Company's determination that such payments and credits are due.

                           (xi) the Company's obligation under this Section to
                  continue to pay or provide health care and life and accident insurance to the Executive during a period of two years shall be reduced when and to the extent any of such benefits are paid or provided to the Executive by another employer, provided that the Executive

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                  shall have all rights afforded to retirees to convert group insurance coverage to individual insurance coverage as to the extent of, and whenever his group insurance coverage under this Section is reduced or expires. Apart from this paragraph
                  (xi), the Executive shall have and be subject to no obligation to mitigate.

                           (xii) the Company shall deduct applicable withholding
                  taxes in performing its obligations under this Section.


                          Nothing in this Section 5.1.2 is intended, or shall be
deemed or interpreted, to be an amendment to any compensation, benefit, or other plan of the Company. To the extent the Company's obligations under this Section include the performance of the Company's obligations to the Executive under any such plan or under another agreement between the Company and the Executive, the Company need only perform once, and to the extent this Agreement requires duplicative performance by the Company, the rights of the Executive under this Agreement, are discharged, surrendered, or released pro tanto, it being the intention of the parties that any benefits payable or to be paid to the Executive pursuant to this Agreement be paid only one time.

                          5.1.3 If the Company terminates Executive other than
pursuant to clauses (i) through (iii) of Section 5.1 and in the absence of a Change in Control, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, the compensation and benefits provided in Section 6 hereof for the remaining Term of this Agreement.

                          5.1.4 If the Company terminates Executive other than
pursuant to clauses (i) through (iii) of Section 5.1 and in the absence of a Change of Control, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans.

                  5.2 By Executive. Executive shall have the right to terminate his employment hereunder if (i) there is a Voluntary Termination; (ii) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Bank; or (iii) there is a termination for Good Reason. If the Executive elects to terminate his employment pursuant to this Section, Executive must do so within twelve (12) months of a Change in Control.

                          5.2.1 If Executive terminates his employment pursuant
to clause (i) of Section 5.2, the Company's obligations under this Agreement shall cease as of the date of such termination.

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                          5.2.2 If, within twelve (12) months following a Change
in Control, Executive terminates his employment hereunder pursuant to any of clauses (ii) or (iii) of Section 5.2. Executive shall be entitled to receive immediately in a lump sum as severance the Termination Payments provided in
Section 5.1.2.


                          5.2.3 In addition, in the event of such termination
pursuant to clauses (ii) or (iii) of this Section 5.2 absent a Change in Control, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company's benefit plans. Executive shall be entitled to receive immediately in a lump sum as severance, upon such termination, the compensation and benefits provided in Section 6 hereof for the remaining Term of this Agreement.

                          5.2.4 In the event Executive terminates his employment
for any reason other than as specified in clauses (i), (ii), or (iii) above (including a voluntary termination in the absence of a Change in Control), the Company's obligation under this Agreement shall cease as of the date of such termination.

         6. Compensation. In consideration of Executive's services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that his salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

                  6.1 Annual-Salary. During the Term hereof, the Company shall pay to Executive a salary at the rate of $180,000 per annum. Executive's salary will be reviewed by the Board of Directors of the Company at the beginning of each of its fiscal years and, in the sole discretion of the Board of Directors, may be increased for such year. For purposes of computing the portion of severance benefits under Section 5 based upon the Executive's salary, the Executive's salary shall be his salary on the date of termination, excluding the Annual Incentive Bonus as provided in Section 6.2.

                  6.2 Annual Incentive Bonus. During the Term hereof, the Board of Directors may pay to Executive an annual incentive cash bonus in accordance with the terms of the Short Term Incentive Compensation Plan. Executive will be eligible to participate in the Short Term Incentive Compensation Plan for 1998 on a pro-rata basis determined by Executive's actual period of employment with Company during 1998. Executive will be entitled to his actual bonus if greater than $50,000 but in no case shall his bonus be less than a minimum of $50,000 under the Short Term Incentive Compensation Plan for 1999 provided that Executive remains employed by Company for the entire 1999 calendar year.

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                  6.3 Long Term Incentive Compensation Plan. During the Term
hereof, the Board of Directors shall grant Executive options to purchase Company Common Stock and restricted stock in accordance with the terms of the Company's Long Term Incentive Compensation Plan.

                  6.4 Stock Options. The parties acknowledge that the Company has granted to Executive an irrevocable option to purchase 25,000 shares of common stock at the closing price for such common stock on the first trading day of the 1999 calendar year in which the Executive is fully vested.

                  6.5 Other Benefits. Executive shall be entitled to share in any other employee benefits generally provided by the Company to its most highly ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive a monthly automobile allowance of $1,000, grossed up for income and employment withholding taxes, plus reimbursement for insurance, gasoline, and maintenance expenses for the automobile that is primarily used by Executive for business purposes. Company also agrees to provide Executive a $1,000,000 life insurance policy under the Company's split dollar life insurance program. Executive shall also be entitled to participate in all other benefits accorded general Company employees.

         7. Gross-Up of Termination Payments. It is the intention of the parties that (i) the net amount of all Termination Payments provided under Section 5.1.2 retained by the Executive after deduction for and payment of all applicable federal, state and local taxes (the "Withholding Taxes") payable by or on behalf of the Executive shall be equal to the gross amount of the Termination Payments without regard to any such deductions or payments (the "Net Termination Payments") and (ii) the net amount of all other payments or benefits received or to be received by the Executive from the Company or one of its benefit plans as a direct or indirect result of or in connection with a Change in Control or in connection with Termination within one year of a change in Control, from whatever source other than a Termination Payment (the "Other Payments"), that are or become subject to the tax (the"Excise Tax") imposed by Section 4999 of the Internal Revenue code of 1986 or any successor statute, rule or regulation of similar effect (the "Code"), shall be equal to the gross amount of the Other Payments without regard to deduction or payment or any such Excise Tax. Accordingly, the Termination Payments otherwise payable hereunder shall be increased by an amount of cash (the "Withholding Gross-Up Payment") equal to all Withholding Taxes payable by or on behalf of the Executive in respect of the Termination Payments, including any Withholding Taxes as may be due in respect of such additional amounts to be paid pursuant to this sentence as will result in the Executive actually retaining an amount equal to the Net Termination Payments. In addition, if the sum of the Termination Payments, the Withholding Gross Up Payment and the Other Payments (the "Total Payments") are or become subject to the Excise Tax, the Company shall pay the Executive within 30 days of the Termination Date an additional cash amount (the "Excise Gross-Up Payment") such that the net amount actually retained by the Executive, after deduction for or payment of any Excise Tax on the Total

Payments and the sum of any Withholding Taxes upon the payment provided by this sentence shall be equal to the Total Payments (the "Net Total Payments"). For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following shall apply:

                  (a) all "excess parachute payments" within the meaning of
Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) described in clause (a) above do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code;

                  (b) the amount of the Termination Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:

                          (i)  the total amount of the Termination Payments; and

                         (ii) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clauses (a) and (b) above).

                  (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

                  (d) the Executive shall be deemed to pay federal income taxes, and state and local income taxes in the state and locality of the Executive's residence on the date of Termination, at the highest marginal rate of income taxation in effect in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.

                  Provided, that in the event the Excise Tax or Withholding Taxes are subsequently determined to be less than the amounts taken into account hereunder at the time of the payment of the Withholding Gross Up Payments or the Excise Tax Gross Up Payment, the Executive shall repay the Company the portion of such payments attributable to such reduction, or in the event that the Excise Tax or the Withholding Taxes are subsequently determined to exceed the amount taken into account hereunder at the time of the payment of the Withholding Gross Up Payment or the Excise Tax Gross Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of such payments), to make the Executive whole, the Company shall make an additional gross-up payment in respect of such excess. Payment shall be made within 30 days after the final determination of the amount of the reduction or excess, as the case may be, together with interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code.

         8. Confidentiality. Executive acknowledges that, prior to and during the term of this Agreement, the Company has furnished and will furnish to Executive Protected Information which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and goodwill. Executive agrees that he shall protect the Company's Protected Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Protected Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Upon the termination or expiration of his employment hereunder, the Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control and all of the Company's equipment and other materials in his possession or control.

         9. Noncompetition. In the event that Executive's employment with the Company is terminated before a Change in Control voluntarily by the Executive or by the Board of Directors pursuant to clause (i) of Section 5.1, then Executive shall not, for a period of one year following such termination of employment (i) become employed by any insured depository institution which is headquartered in the State of South Carolina, or (ii) attempt to interfere with any business relationship of the Company, including without limitation, employee and customer relationships. In the event that Executive's employment is terminated for any reason following a Change in Control (whether by the Company or Executive), it is expressly acknowledged that there shall be no limitation on any activity of Executive, including direct competition with the Company or its successor, and Company shall not be entitled to injunctive relief with respect to any such activities of Executive.

         The Executive acknowledges that the services to be rendered by the Executive are special, unique and of extraordinary character and, in connection with such services, the Executive will have access to Protected Information vital to the Company's Business and the Business of its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any provisions of Section 9, hereof, the Company could sustain irreparable injury that money damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 9 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company and any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

         10. Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by either party, in whole or in part, without the prior written consent of the other.

         11. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:


To the Bank:               Carolina First Bank
                           102 South Main Street
                           Greenville, South Carolina  29601
                           Attn:  Chairman of the Board

To Executive:              Mr. John DuBose
                           332 Mooring Lane
                           Lexington, South Carolina 29072

                           With a copy mailed to Executive:

                           c/o Carolina First Bank
                           Post Office Box 12249
                           Columbia, South Carolina 29211

         Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         12. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         13. Remedies in the Absence of a Change in Control. The terms of this
Section 13 will apply in the absence of a Change in Control.

         The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the

Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

         All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by a three (3) person arbitration panel in accordance with the commercial rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.
         In the event that Executive is reasonably required to engage legal counsel to enforce his rights hereunder against the Company, Executive shall be entitled to receive from the Company his reasonable attorneys' fees and costs; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

         14. Remedies in the Event of a Change in Control. The terms of this
Section 14 shall apply in the event of a Change in Control.

         The Executive acknowledges that if he breaches or threatens to breach his covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company. All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement shall be decided under and governed by the laws of the State of South Carolina.

         The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Effective Date, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

         15. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         16. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

         17. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

         18. Merger. This Agreement supersedes all previous agreements, whether written or oral, and all prior negotiations and agreements are merged into this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    EXECUTIVE

                                            John DuBose


                                            CAROLINA FIRST BANK



                                            By: ________________________________
                                                  Mack I. Whittle, Jr.
                                                  President